Consent of Independent Accountants





We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 22. 1996, except for Note 2, as to which the date is March 13, 1996, with respect to the financial statements of Butterwings Entertainment Group, Inc. and Subsidiaries and our report dated September 19, 1996, except for the second paragraph of Note 10, as to which the date is September 30, 1996, and Note 11, as to which the date is October 18, 1996, with respect to the financial statements of Cookie Crumbs, Inc. included in the Registration Statement or, Form SB-2 and related Prospectus for the offering of common stock of Butterwings Entertainment Group, Inc. and Subsidiaries.





                                    McGLADREY & PULLEN, LLP


Schaumburg, Illinois
January 20, 1997